                                                                   Exhibit 4.9.1


                                AMENDMENT NO. 1
               TO SECOND AMENDED AND RESTATED SECURITY AGREEMENT


     This AMENDMENT No. 1 (the "Amendment") effective as of September 30, 2000 is made to that certain Second Amended and Restated Security Agreement dated June 30, 1999 as heretofore amended March 17, 2000 and as may be amended from time to time (the "Loan Agreement"), by and between AEROVOX INCORPORATED, a Delaware corporation with a chief executive office at 167 John Vertente Boulevard, New Bedford, Massachusetts (the "Borrower"), and FLEET CAPITAL CORPORATION, as successor to BANKBOSTON, N.A., a national banking association with a banking office at One Hundred Federal Street, Boston, Massachusetts (the "Lender").

     Each of the capitalized terms which are used herein without definition and which are defined in the Security Agreement referred to above shall have the same meaning herein as in the Security Agreement, as amended hereby.

                                   RECITALS
                                   --------

     The Borrower and the Lender are parties to the Loan Agreement. In connection with certain amendments to the financing arrangements between the Borrower and the Lender as provided in Amendment No. 2 to the Second Amended and Restated Loan Agreement dated June 30, 1999 the Borrower and the Lender wish to amend the Security Agreement to expand the security interest granted therein to include equipment and other goods in addition to the security interest in other tangible and intangible personal property previously granted to the Lender.

                                   AMENDMENT
                                   ---------

NOW, THEREFORE, in consideration of the foregoing premises, the parties hereto hereby agree as follows:

1. (S)1._Of the Security Agreement is hereby amended to add the words; "equipment, fixtures and other goods (as defined in the Uniform Commercial
   Code)" immediately after the parentheses and immediately before the words "chattel paper" in the fifth line of such (S)1.

2. Fleet Capital Corporation is hereby substituted for BankBoston, N.A. as secured party under the Security Agreement and the word "Lender" shall replace the word "Bank" wherever the word Bank appears in the Security Agreement.

3. The Borrower shall cooperate with the Lender in executing and delivering to the Lender UCC-1 and UCC-3 financing statements as required by the Lender to indicate assignment of the security interest in the Collateral to the Lender and to expand the definition of Collateral as provided in paragraph 1 hereof.

                                                                   Exhibit 4.9.1


4. This Amendment No. 1 may be executed in any number of counterparts, but all such counterparts shall together constitute but one integrated instrument. In making proof of this Amendment No. 1, it shall not be necessary to produce or account for more than one counterpart signed by each party hereto by and against which enforcement hereof is sought.

5. This Amendment No. 1 shall be construed according to an governed by the laws of the Commonwealth of Massachusetts.


                                      AEROVOX INCORPORATED

                                      By:    F. Randal Hunt
                                      Title: Sr. Vice President Finance and CFO

The within Amendment is hereby agreed and accepted.

                                      FLEET CAPITAL CORPORATION, as successor to BANKBOSTON, N.A.

                                      By:    Ruben V. Klein
                                      Title: Vice President